IZEA Reports Q3 2024 Revenue of $8.8 Million

ORLANDO, Fla. (November 14, 2024) - IZEA Worldwide, Inc. (NASDAQ: IZEA), a premier provider of influencer marketing technology, data, and services for the Creator Economy, reported its financial and operational results for the third quarter ended September 30, 2024.

Q3 2024 Financial Summary Compared to Q3 2023
•Total revenue increased 12% to $8.8 million, compared to $7.9 million
•Managed Services bookings increased 11% to $7.9 million, compared to $7.1 million
•Managed Services revenue increased 10% to $8.6 million, compared to $7.8 million
•Total costs and expenses increased 73% to $18.2 million, including a $4.0 million non-cash charge for goodwill impairment, compared to $10.5 million
•Net loss was $8.8 million compared to a net loss of 2.0 million
•Adjusted EBITDA* for the quarter was $(2.8) million, compared to $(1.5) million
•Cash, cash equivalents, and investments on September 30, 2024 totaled $54.4 million

Q3 2024 Operational Highlights
•IZEA’s work for the Barbie movie won 2024 Global Influencer Marketing Awards, The Global
Agency Awards, and Global Digital Excellence Awards
•IZEA Flex named Best Influencer Marketing Platform in 2024 MarTech Breakthrough Awards
•Earned multiple Comparably Awards for Benefits, Work-Life Balance, and Employee Happiness
•IZZY, a groundbreaking AI assistant is now available to users of IZEA Flex

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures."

Management Commentary
“We saw another healthy increase in managed services bookings and revenue in Q3,” commented Patrick Venetucci, CEO. “With the effect of the non-recurring customer fully behind us, we expect to report year-over-year growth in the last quarter. We won new business from Nestlé, Danone, Coursera, and NHTSA. We produced exciting new work for one of the largest auto manufacturers, and our vibrant work launching the Barbie movie won numerous awards. We advanced our tech product by launching IZZY, a cutting-edge AI assistant for marketers making creator campaigns. And IZEA continued to be recognized as being a great place to work.”

Q3 2024 Financial Results
Total revenue in the third quarter of 2024 increased 12% to $8.8 million, compared to $7.9 million in the third quarter of 2023, with revenue from Managed Services increasing by 10% to $8.6 million in the third quarter of 2024. Excluding revenues from our non-recurring customer that we parted ways with in 2023, Managed Services revenue increased $1.7 million or 25% over the prior-year quarter. Revenue from SaaS Services increased by 260% to $205,870 in the third quarter of 2024 compared to the third quarter of 2023.

Revenue from SaaS Services increased by $148,694, or 260%, in the third quarter of 2024 compared to the third quarter of 2023, with most of these customers actively utilizing IZEA's AI tools.

Cost of revenue increased to $5.2 million in the third quarter of 2024, or 59% of revenue, compared to $4.7 million, or 59%, in the prior-year quarter. The percentage cost decline represents improved margins from our ongoing customer base.

Costs and expenses other than the cost of revenue totaled $13.0 million for the third quarter of 2024, $7.1 million or 122% above the prior-year quarter. Sales and marketing costs were $2.9 million during the third quarter of 2024, $0.2 million or 7% higher than the prior-year quarter, primarily due to higher costs for compensation offset by a decrease in spending on demand generation activities. General and administrative costs totaled $5.8 million during the quarter, $2.8 million or 93% higher than the prior-year quarter. The rise in expenses this quarter was largely due to increased human capital costs, primarily from accrued severance expenses related to the departure of two company executives. The company also experienced higher costs from professional fees related to the management transition and cooperation agreement with GP Investments, along with additional contractor expenses. We determined that goodwill related to a 2019 acquisition was impaired, leading to a $4.0 million non-cash charge in the current quarter.

Net loss in the third quarter of 2024 was $8.8 million, or $(0.52) per share, as compared to a net loss of $2.0 million, or $(0.13) per share in the third quarter of 2023, based on 17.0 million and 15.5 million average shares outstanding, respectively.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled a loss of $2.8 million in the third quarter of 2024, compared with a loss of $1.5 million in the comparative period, decreasing $1.3 million due primarily to lower revenues. Adjusted EBITDA as a percentage of revenue in the third quarter of 2024 was a loss of 32% compared to a loss of 20% in the third quarter of 2023.

We previously announced our commitment to buy $10.0 million of our stock in the open market, subject to some restrictions. On September 30, 2024, we adopted a safe-harbor 10b5-1 plan to purchase the shares without restrictions related to our periodic insider restrictive window, which became active on November 1, 2024, following the required quiet period. As of November 11, 2024, we have purchased 51,503 shares at an average share price of $2.74 under our program for an aggregate investment of $142,273.

As of September 30, 2024, our cash, cash equivalents, and investments totaled $54.4 million. The company has no outstanding long-term debt.

Conference Call
IZEA will hold a conference call to discuss its third quarter 2024 results on Thursday, November 14, 2024, at 5:00 p.m. EST. IZEA's CEO Patrick Venetucci and CFO Peter Biere will host the call, followed by a question and answer period.

Date: Thursday, November 14, 2024
Time: 5:00 p.m. EST
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes before the start time. An operator will register your name and organization. A call replay will be made available approximately 3 hours after the conference ends until Thursday, November 21, 2024, at 11:59 p.m. EST.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13749635

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services bookings measure all sales orders received during a period less cancellations received, or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.
Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.

"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate bookings and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of adjusted EBITDA to the most directly comparable GAAP measure is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, the share repurchase authorization and any use of such authorization, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Nicole O'Hara
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$45,958,100	$37,446,728
Accounts receivable, net	6,488,379	5,012,373
Prepaid expenses	1,640,517	739,988
Short term investments	8,419,252	17,126,057
Other current assets	212,526	26,257
Total current assets	62,718,774	60,351,403

Property and equipment, net of accumulated depreciation	136,923	205,377
Goodwill	1,263,337	5,280,372
Intangible assets, net of accumulated depreciation	1,654,958	1,749,441
Digital assets	—	162,905
Software development costs, net of accumulated amortization	2,361,896	2,056,972
Long term investments	—	9,618,996
Total assets	$68,135,888	$79,425,466

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,276,088	1,504,348
Accrued expenses	4,074,480	3,083,460
Contract liabilities	9,119,560	8,891,205
Contingent liability	41,012	114,400
Total current liabilities	14,511,140	13,593,413

Finance obligation, less current portion	18,881	63,419
Deferred purchase price, less current portion	51,015	60,600
Deferred tax liability	265,962	394,646
Total liabilities	14,846,998	14,112,078

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; $50,000,000 shares authorized; shares issued: $17,310,106 and $16,602,155, respectively, shares outstanding: $16,922,268 and $16,236,300, respectively.	1,731	1,660
Treasury stock at cost: 387,838 and 365,855 shares at September 30, 2024 and December 31, 2023, respectively	(1,077,568)	(1,019,997)
Additional paid-in capital	154,159,944	152,027,110
Accumulated deficit	(99,673,791)	(85,444,794)
Accumulated other comprehensive income (loss)	(121,426)	(250,591)
Total stockholders’ equity	53,288,890	65,313,388
Total liabilities and stockholders’ equity	$68,135,888	$79,425,466

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$8,831,794	$7,894,901	$24,878,493	$27,321,682

Costs and expenses:
Cost of revenue	5,210,104	4,685,437	14,355,679	16,900,116
Sales and marketing	2,879,320	2,700,301	9,142,590	7,936,801
General and administrative	5,840,027	3,032,759	12,995,910	9,604,308
Impairment of goodwill	4,016,722	—	4,016,722	—
Depreciation and amortization	239,849	117,544	669,783	574,238
Total costs and expenses	18,186,022	10,536,041	41,180,684	35,015,463

Loss from operations	(9,354,228)	(2,641,140)	(16,302,191)	(7,693,781)

Other income (expense):
Change in the fair value of digital assets	(51,702)	—	28,414	—
Interest expense	(1,654)	(1,654)	(5,654)	(6,373)
Other income (expense), net	605,644	659,856	1,909,735	1,877,451
Total other income (expense), net	552,288	658,202	1,932,495	1,871,078

Net loss before income taxes	$(8,801,940)	$(1,982,938)	$(14,369,696)	$(5,822,703)
Tax benefit	33,621	—	140,699	—
Net loss	(8,768,319)	(1,982,938)	(14,228,997)	(5,822,703)

Weighted average common shares outstanding – basic and diluted	16,956,497	15,463,334	17,024,645	15,525,636
Basic and diluted loss per common share	$(0.52)	$(0.13)	$(0.84)	$(0.38)

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(8,768,319)	$(1,982,938)	$(14,228,997)	$(5,822,703)

Other comprehensive income
Unrealized (gain) loss on securities held	(84,855)	(131,198)	(235,662)	(267,478)
Unrealized (gain) loss on currency translation	94,195	—	106,497	—
Total other comprehensive income (loss)	9,340	(131,198)	(129,165)	(267,478)

Total comprehensive income (loss)	$(8,777,659)	$(1,851,740)	$(14,099,832)	$(5,555,225)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended September 30,
	2024		2023		$ Change	% Change
Managed Services Revenue	$8,625,924	98%	$7,837,725	99%	$788,199	10%
SaaS Services Revenue	205,870	2%	57,176	1%	148,694	260%

Total Revenue	$8,831,794	100%	$7,894,901	100%	$936,893	12%

	Nine Months Ended September 30,
	2024		2023		$ Change	% Change
Managed Services Revenue	$24,172,929	97%	$26,958,860	99%	$(2,785,931)	(10)%
SaaS Services Revenue	705,564	3%	362,822	1%	342,742	94%

Total Revenue	$24,878,493	100%	$27,321,682	100%	$(2,443,189)	(9)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(8,768,319)	$(1,982,938)	$(14,228,997)	$(5,822,703)
Impairment of goodwill and intangible assets	4,016,722	—	4,016,722	—
Adjustment to fair market value of digital assets	51,702	—	(28,414)	—
Non-cash stock-based compensation	1,579,236	239,353	2,328,356	642,752
Non-cash stock issued for payment of services	79,057	75,003	229,063	225,012
Interest expense	1,654	1,654	5,654	6,373
Depreciation and amortization	239,849	117,544	669,783	574,238
Other non-cash items	$—	$304	$—	$304
Tax benefit	$(33,621)	$—	$(140,699)	$—
Adjusted EBITDA	$(2,833,720)	$(1,549,080)	$(7,148,532)	$(4,374,024)

Revenue	$8,831,794	$7,894,901	$24,878,493	$27,321,682
Adjusted EBITDA as a % of Revenue	(32)%	(20)%	(29)%	(16)%